CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use in this Pre-effective Amendment No. 2 to the Registration Statement for the Industry Leaders Fund of all references to our firm included in or made a part of this Amendment.




McCurdy & Associates CPA's, Inc.
February 26, 1999